As filed with the Securities and Exchange Commission on October __, 2002
                         Registration No. 333-_________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Walker Financial Corporation
                  (f/k/a Walker International Industries, Inc.)
             (Exact name of registrant as specified in its charter)

                Delaware                                 13-2637172
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)

    370 Old Country Road - Suite 200
          Garden City, New York                             11530
(Address of Principal Executive Offices)                 (Zip Code)

           Consulting Services Agreement, Dated September 10, 2002,
      Between Walker International Industries Inc. and John C. Flanders Jr.
                            (Full title of the plan)

            Mitchell S. Segal, President and Chief Executive Officer
                          Walker Financial Corporation
                        350 Old Country Road - Suite 200
                           Garden City, New York 11530
                     (Name and address of agent for service)

                                   Copies to:
                              Keith S. Braun, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

                                 (516) 746-4141
          (Telephone number, including area code of agent for service)

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                         CALCULATION OF REGISTRATION FEE
=================================== =================== ========================== ============================== ==================

Title of each class of securities      Amount to be         Proposed maximum        Proposed maximum aggregate         Amount of
to be registered                        registered         offering per share             offering price            registration fee
----------------------------------- ------------------- -------------------------- ------------------------------ ------------------

Common stock, par value $.10 per          20,000               $3.425 (1)                 $68,500.00 (1)                 $6.31
share
----------------------------------- ------------------- -------------------------- ------------------------------ ------------------

Total                                                                                                                     $6.31
================================================================================================================= ==================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(c), based on the average of the bid and asked prices of the registrant's common stock on October 7, 2002.

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Throughout this report on Form 10-KSB, the terms "we," "us," "our" and "our company" refers to Walker Financial Corporation and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to John C. Flanders, Jr., the party to whom the shares of our common stock are issuable pursuant to the terms of the Consulting Services Agreement, dated September 10, 2002, between us and Mr. Flanders. Such shares are being registered pursuant to this Registration Statement on Form S-8. Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to SEC Rule 424. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of
Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

We hereby incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed:

1. Our Annual Report on Form 10-K for the year ended November 30, 2001, filed with the SEC on February 26, 2002;

2. Our Current Report on Form 8-K (Date of Report: March 19, 2002), filed with the SEC on April 3, 2002;

3. Our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2002, filed with the SEC on April 22, 2002;

4. Our Current Report on Form 8-K (Date of Report: May 14, 2002), filed with the SEC on May 16, 2002;

5. Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, filed with the SEC on May 22, 2002;

6. Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002; and

7. The description of our common stock contained in our Registration Statement on Form 8-A, including any amendment(s) or report(s) filed for the purpose of updating such description.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our certificate of incorporation, as amended to date, eliminates, in certain circumstances, the personal liability of each or our directors for monetary damages resulting from breaches of the director's fiduciary duties as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

                                       2

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The Delaware General Corporation Law includes the right of a corporation to indemnify its directors, officers, employees and agents under certain circumstances, which provisions could be deemed to include indemnification against claims brought under state or federal securities laws.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Set forth below is a list of the exhibits to this Registration Statement on Form S-8.

   Exhibit
   Number    Description

     4.1 Consulting Services Agreement, dated September 10, 2002, between Walker International Industries, Inc. and John C. Flanders, Jr.

     5.1  Opinion and consent of Snow Becker Krauss P.C.

    23.1  Consent of Kofler, Levenstein, Romanotto & Co., P.C.

    23.2  Consent of Snow Becker Krauss P.C. (Included in legal opinion filed as
          Exhibit 5.1.)

Item 9.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 6 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless, in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertakes that we will:

(1) File, during any period in which we offer or sell securities pursuant to this registration statement, a post-effective amendment to this registration statement to:

          (a) include any prospectus required by Section 10(a)(3) of the Securities Act;
          (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and
          (c) include any additional or changed material information on the plan of distribution; provided, however, the undertakings set forth in clauses (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by such clauses is incorporated by reference from periodic reports filed with the SEC by us pursuant to the Exchange Act;

(2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment to this registration statement as a new registration statement of the securities offered in this registration statement, and the offering of such securities at that time to be the initial bona fide offering; and

(3) File a post effective amendment to this registration statement to remove from registration any of the securities that remain unsold at the end of the offering.


                                       3

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                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Garden City, State of New York, on October 8, 2002.

                 Walker Financial Corporation


                 By:                      /s/ Mitchell S. Segal
                         ------------------------------------------------------
                                            Mitchell S. Segal
                                  President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ Mitchell S. Segal  President, Chief Executive Officer and   October 8, 2002
----------------------
   Mitchell S. Segal    Director (Principal Executive, Financial
                        and Accounting Officer)


/s/ James N. Lucas, Sr. Chairman of the Board of Directors       October 8, 2002
-----------------------
  James N. Lucas, Sr.


   /s/ James Metzger    Director                                 October 8, 2002
--------------------
     James Metzger


   /s/ Peter Walker     Director                                 October 8, 2002
-------------------
     Peter Walker


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                          Walker Financial Corporation

                       Registration Statement on Form S-8
                                  Exhibit Index

   Exhibit
   Number    Description

     4.1 Consulting Services Agreement, dated September 10, 2002, between Walker International Industries, Inc. and John C. Flanders, Jr.
     5.1     Opinion and consent of Snow Becker Krauss P.C.
    23.1     Consent of Kofler, Levenstein, Romanotto & Co., P.C.
    23.2 Consent of Snow Beck Krauss P.C. (Included in legal opinion filed as Exhibit 5.1.)


                                       5

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